Exhibit M-2

[Lee & Ko Letterhead]

May 4, 2016

To:	The Export-Import Bank of Korea
38 Eunhaeng-ro
Yeoungdeungpo-gu, Seoul
Republic of Korea 07242

Re:	The Export-Import Bank of Korea (the “Bank”): Registration Statement under Schedule B of the Securities Act of 1933, as amended

We have acted as Korean counsel for The Export-Import Bank of Korea (the “Issuer”), a statutory juridical entity duly established pursuant to the Export-Import Bank of Korea Act (the “Eximbank Act”) and validly existing under the laws of the Republic of Korea (“Korea”, and together with the Bank, the “Registrants”) in connection with the Issuer’s offering pursuant to a registration statement (file number: 333-203445) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) when it became effective (the “Registration Statement”) of (i) the Issuer’s debt securities in the aggregate principal amount up to USD5,000,000,000 (the “Notes”), to be issued under the fiscal agency agreement dated August 1, 1991 and made by the Issuer and the Fiscal Agent (the “Fiscal Agent”) named therein (the “Fiscal Agency Agreement”) and (ii) any guarantee by Korea of the Notes(the “Guarantee”).

We have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer. We have also assumed, in relation to the documents, that other than by or in relation to the Registrants, each of the documents is within the capacity and powers of, and has been validly authorized, executed and delivered by, the relevant parties thereto and is legal, valid, binding and enforceable in accordance with its respective terms under the laws of the relevant jurisdiction by which it is expressed to be governed, and there has been no breach of any of the terms thereof. We have further assumed that where a document has been examined by us in draft or specimen form, it will be, or has been, executed in the form of that draft or specimen.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

(1)	an executed copy of the Fiscal Agency Agreement;

(2)	the Registration Statement;

(3)	the form of Prospectus contained in the Registration Statement (the “Prospectus”); and

(4)	copies of the articles of incorporation, the commercial registry extracts and the corporate seal certificate of the Chairman and President of the Issuer.

Based upon the foregoing, and subject to further qualifications set forth below, we are of the opinion that:

1.	The Issuer is a statutory juridical entity duly established under the Eximbank Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

2.	The Fiscal Agency Agreement has been duly authorized and executed by the Issuer;

3.	The statements in the Prospectus concerning matters of Korean law (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects;

4.	When the Notes are duly authorized by all necessary actions by the Issuer and issued by the Issuer as contemplated in the Registration Statement and have been duly paid for by the purchasers thereof, the Notes will constitute legally valid, binding and enforceable obligations of the Issuer; and

5.	When the Guarantee is duly authorized and approved by all necessary actions by Korea and the Issuer and issued by Korea as contemplated in the Registration Statement, the Guarantee will constitute legally valid, binding and enforceable obligations of Korea.

The opinions set forth above are subject to the following qualifications: (a) the obligations of the Bank under the Fiscal Agency Agreement and the Notes and the obligations of Korea under the Guarantee and the enforcement thereof may be limited or affected by the laws governing fraudulent conveyance, moratorium, statutory limitation or other similar matters which generally affect the rights of creditors; (b) the obligations of the Bank under the Fiscal Agency Agreement and the Notes and the obligations of Korea under the Guarantee and the enforcement thereof may be also affected or limited by the general principle of good morals and other social order and the general principle of good faith and fairness provided for in the Civil Code of Korea; (c) nothing herein should be taken as indicating that the remedies of specific performance or injunction would necessarily be available with respect to any particular provision of the Fiscal Agency Agreement, the Notes, the Guarantee and any related agreements in any particular instance; (d) the enforceability of provisions releasing or exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction may be limited or affected where the action or inaction involves unlawful conduct, willful misconduct or gross negligence; (e) Korean courts may exercise judicial discretion in determining such matters as conclusiveness of certificates, amount of damages and entitlement to attorneys’ fees and other costs; and (f) if the Korean government deems that certain emergency circumstances, including but not limited to severe and sudden changes in domestic or overseas economic circumstances, extreme difficulty in stabilizing the balance of payments or in implementing currency, exchange rate and other macroeconomic policies, has occurred or is likely to occur, it may impose certain necessary restrictions provided for under the Foreign Exchange Transactions Law, such as the suspension of payments or requiring prior approval from governmental authorities for any transaction.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Securities Exchange Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Yours faithfully,

/s/ Lee & Ko
Lee & Ko